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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the inclusion of our report dated September 9, 2005 on our audits of the consolidated financial statements of Castle Brands Inc. in the Registration Statement on Amendment No. 1 to Form S-1 and related Prospectus of Castle
Brands Inc. and Subsidiaries for the registration of shares of its common stock.

In addition, we consent to the inclusion of our report dated November 14, 2005, on our examination of Castle Brands Spirits Company Limited's and The Roaring Water Bay Spirits Company (GB) Limited's schedules reconciling their historical financial statements to U.S. generally accepted accounting principles.

/s/ Eisner LLP

Eisner LLP

New York, New York
November 14, 2005